FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

Michael Hanretta (Media): 852-3555-0017; michael.hanretta@aig.com

AIG ANNOUNCES PRICING OF THE SALE OF ORDINARY H SHARES OF PICC PROPERTY AND CASUALTY COMPANY LIMITED

NEW YORK, December 7, 2015 — American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale of 361 million ordinary H shares of PICC Property and Casualty Company Limited (PICC P&C) by means of a placing to certain institutional investors.

Upon the closing of the placing, which is scheduled for December 10, 2015, and is subject to customary closing conditions, AIG will receive gross proceeds of approximately US$751.8 million, based upon a purchase price of HK$16.14 (approximately US$2.08) per share. Thereafter, AIG will continue to be the largest holder of PICC P&C H shares, with a position of approximately 851 million shares, representing 5.74 percent of the total issued share capital of PICC P&C.

“During our third quarter earnings call, we disclosed that narrowing our focus is one of AIG’s four strategic priorities,” said Peter D. Hancock, President and Chief Executive Officer of AIG. “By continuing to de-risk our position in PICC P&C, we are focusing AIG’s capital in our core markets and enhancing our financial flexibility. We continue to greatly value our strategic partnership with PICC P&C.

The ordinary H shares have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any other applicable law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the ordinary H shares, nor shall there be any sale of the ordinary H shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete the placing of the PICC P&C ordinary H shares, or, if completed, what the net proceeds will be from the placing. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

FOR IMMEDIATE RELEASE

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.